Exhibit 10.1

The Greenbrier Companies Nonqualified Deferred Compensation Plan

AMENDMENT No. 3

WHEREAS, The Greenbrier Companies, Inc. (“Employer”) has adopted The Greenbrier Companies Nonqualified Deferred Compensation Plan (“Plan”) which became effective March 1, 1994, and which was most recently restated effective January 1, 2010; and

WHEREAS, the Employer has the authority to amend the Plan and desires to do so;

NOW, THEREFORE, the Plan is amended and Section 2.01 of the Adoption Agreement is replaced in its entirety by the following:

2.01 Participant Designation. The Employer designates the following Employees or Contractors as Participants in the Plan (choose one of (a), (b) or (c)):

☐	(a) All top-hat Employees. All Employees whom the Employer from time to time designates in writing as part of a select group of management or highly compensated employees.

☐	(b) All Employees with maximum qualified plan additions or benefits. All Employees who have reached or will reach their limit under Code §§415(b) or (c) in the Employer’s qualified plan for the Taxable Year, or for the 415 limitation year ending in the Taxable Year.

☒	(c) Specified Employees/Contractors by name, job title or classification: All Employees who are classified as “Highly Compensated Employees” pursuant to Code section 414(q) during the preceding year, for purposes of the Greenbrier 401(k) Plan, and all Employees whose salary level would have resulted in their being so classified, but who are not yet so classified due to length of employment with Employer.

This Amendment shall be effective January 1, 2014.

The Greenbrier Companies, Inc

By:	/s/ Martin R. Baker
(Signature)

Martin R. Baker
(Print or Type Name)

Title:	Senior Vice President

Date Signed:	March 7, 2014

THIRD AMENDMENT

Effective 3/1/14